Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT Jennifer A. Olson-Goude Investor Relations Tel: 612-303-6277	Rob Litt Media Relations Tel: 612-303-8266

FOR IMMEDIATE RELEASE

Piper Jaffray Companies Announces Changes
Related to Tender Option Bond Program

MINNEAPOLIS – October 7, 2008 – Piper Jaffray Companies (NYSE: PJC) today announced that it has determined its tender option bond (TOB) program no longer qualifies for off-balance sheet accounting treatment, and has consolidated the assets and liabilities of the program onto its balance sheet. The firm took this action because current volatility in the credit markets have caused a decline in the market value for municipal securities, such as those held in the off-balance sheet TOB trusts, which increases the likelihood that Piper Jaffray would make payment under its reimbursement obligation to the third-party liquidity provider for the program. This reimbursement constitutes material involvement in the trusts and requires them to be consolidated onto the firm’s balance sheet.

In addition, Piper Jaffray will discontinue the program as it believes that the TOB trusts will not have long-term lives as originally expected, for two reasons. First, in late September, the third-party financial institution that acts as the liquidity provider for the TOB trusts provided notice that it will exit this business in early 2009, and an alternative liquidity provider is not available at economically viable pricing. Second, due to the dislocation in the short-term credit markets, the TOB trusts can no longer rely on selling variable rate certificates at a rate below the long-term yield on the underlying bonds and that allows the trusts to maintain tax exempt status.

As a result, Piper Jaffray has consolidated $258.2 million of municipal bonds held in off-balance trusts established under the TOB program onto its balance sheet as assets as of Sept. 30, 2008. In addition, as of Sept. 30, the company has consolidated onto its balance sheet $269.1 million in variable rate trust certificate liabilities sold to institutional customers as part of the TOB program. In conjunction with consolidating the TOB program off-balance sheet assets and liabilities onto the firm’s balance sheet, the company recorded a loss of $21.7 million in the third quarter consisting of a $10.8 million realized loss related to a write down of the residual of the TOB program and a $10.9 million unrealized loss related to the decline in the market value of the municipal bonds held in the TOB trusts compared to the value of the variable rate trust certificates.

The Piper Jaffray TOB program securitizes highly rated, long term municipal bonds in off-balance trusts, which are financed by the sale of short-term variable rate certificates to institutional customers seeking variable rate tax-free products.

Piper Jaffray will release its full financial results for the third quarter of 2008 before the market opens on Oct. 15, 2008.

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss the announcement on Tuesday, Oct. 7 at 5 p.m. ET (4 p.m. CT). The call can be accessed via live audio webcast available through the company’s Web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 68042755 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 7 p.m. ET on Oct. 7, 2008 at the same Web address or by calling (800) 642-1687, or (706) 645-9291 internationally.

About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, the ability to divest trading positions related to the tender option bond program, our proprietary strategies with respect to our municipal inventory, our use of derivative instruments to hedge risks and our off-balance sheet arrangements, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business and profitability, (2) an inability to readily divest or transfer inventory positions of certain municipal products may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, (3) concentration of risk increases the potential for significant losses, and increases in capital commitments in proprietary trading, investing and similar activities increase this risk, (4) use of derivative instruments as part of our risk management techniques may not effectively hedge the risks associated with activities in certain of our businesses, (5) we enter into off-balance sheet arrangements that may be required to be consolidated on our financial statements based on future events outside our control, including changes in complex accounting standards and (6) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2008 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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